UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 10, 2010 (December 6, 2010)
GREIF, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-00566	31-4388903

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

425 Winter Road, Delaware, Ohio	43015

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (740) 549-6000
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 — Financial Information

Item 2.02.	Results of Operations and Financial Condition.
On December 8, 2010, Greif, Inc. (the “Company”) issued a press release (the “Earnings Release”) announcing the financial results for its fourth quarter and fiscal year ended October 31, 2010. The full text of the Earnings Release is attached as Exhibit 99.1 to this Current Report on Form 8-K.
The Earnings Release included the following non-GAAP financial measures (the “non-GAAP Measures”):
(i)
net income before restructuring charges, restructuring-related inventory charges, acquisition-related costs and debt extinguishment charges on a consolidated basis, which is equal to GAAP net income plus restructuring charges, restructuring-related inventory charges, acquisition-related costs and debt extinguishment charges, each item net of tax, on a consolidated basis;

(ii)
diluted earnings per Class A share and per Class B share before restructuring charges, restructuring-related inventory charges, acquisition-related costs, and debt extinguishment charges on a consolidated basis, which is equal to GAAP diluted earnings per Class A share and per Class B share plus restructuring charges, restructuring-related inventory charges, acquisition-related costs and debt extinguishment charges, each item net of tax, on a consolidated basis;

(iii)
operating profit before restructuring charges, restructuring-related inventory charges and acquisition-related costs on a consolidated basis, which is equal to GAAP operating profit plus restructuring charges, restructuring-related inventory charges and acquisition-related costs on a consolidated basis;

(iv)
operating profit before restructuring charges and acquisition-related costs with respect to the Company’s Flexible Products & Services segment, which is equal to that segment’s GAAP operating profit plus that segment’s acquisition-related charges;

(v)
operating profit before restructuring charges with respect to the Company’s Paper Packaging segment and Land Management segment, which is equal to each segment’s GAAP operating profit plus that segment’s restructuring charges; and

(vi)
operating profit before restructuring charges, restructuring-related inventory charges and acquisition-related costs with respect to the Company’s Rigid Industrial Packaging & Services segment, which is equal to that segment’s GAAP operating profit plus that segment’s restructuring charges, restructuring-related inventory charges and acquisition-related costs.

The Company discloses the non-GAAP Measures described in Items (i) through (vi), above, because management believes that these non-GAAP Measures are a better indication of the Company’s operational performance than GAAP net income, diluted earnings per Class A share and per Class B share and operating profit since they exclude restructuring charges, restructuring-related inventory charges and debt extinguishment charges, which are not representative of ongoing operations, and acquisition-related costs, which are volatile from period to period. These non-GAAP Measures provide a more stable platform on which to compare the historical performance of the Company.
The full text of the Earnings Release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Section 5 — Corporate Governance and Management

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Items 5.02(e)
The Company has an employment agreement with Michael J. Gasser pursuant to which he serves as the Company’s Chief Executive Officer. Mr. Gasser’s employment term continues until October 31, 2010, and after that date he has the option to elect to continue his employment under the terms of the employment agreement on a year-to-year basis until he reaches age 65, subject to the Company’s consent, which consent may not be unreasonably withheld.
On October 22, 2010, Mr. Gasser gave notice to the Compensation Committee of the Company’s Board of Directors that he was exercising his option to extend his original 15-year employment term until October 31, 2011, and on December 6, 2010, the Compensation Committee consented to the extension. All of the other terms of Mr. Gasser’s employment agreement remained the same.
Under his employment agreement, Mr. Gasser receives a base salary of $975,000 for calendar year 2010 and is eligible to participate in any incentive, equity, deferred compensation or other supplemental benefit plan adopted by the Company’s Board of Directors. Mr. Gasser’s employment agreement also imposes a confidentiality covenant, a three-year post-employment covenant prohibiting him from soliciting employees of the Company for employment, and a two-year post-employment covenant prohibiting him from becoming involved in any enterprise which competes with any business engaged in by the Company or its subsidiaries; provided that the prohibition on competition does not apply in the case of a termination due to the Company’s breach of its obligations under the employment agreement.

Section 7 — Regulation FD

Item 7.01.	Regulation FD Disclosure.
On December 9, 2010, management of the Company held a conference call with interested investors and financial analysts to discuss the Company’s financial results for its fourth quarter and fiscal year ended October 31, 2010. The file transcript is attached as Exhibit 99.2 to this Current Report on Form 8-K.

Section 9 — Financial Statements and Exhibits

Item 9.01.	Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description

99.1	Press release issued by Greif, Inc. on December 8, 2010 announcing the financial results for its fourth quarter and fiscal year ended October 31, 2010.
99.2	File transcript of conference call held by management of Greif, Inc. on December 9, 2010.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREIF, INC.
Date: December 10, 2010	By	/s/ Donald S. Huml
Donald S. Huml,
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release issued by Greif, Inc. on December 8, 2010, announcing the financial results for its fourth quarter and fiscal year ended October 31, 2010.

99.2	File transcript of conference call held by management of Greif, Inc. on December 9, 2010.